UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

INDUSTRIAL PROPERTY TRUST INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On October 22, 2019, in connection with the definitive proxy statement (the “Proxy Statement”) to solicit proxies to approve, among other things, the previously announced sale of substantially all of the assets of Industrial Property Trust Inc. (the “Company”) to affiliates of Prologis, L.P., the Company released the following financial performance supplement to the Company’s stockholders and broker-dealer home offices and financial advisors with clients invested in the Company at the time of the mailing of the Proxy Statement.

Industrial Property Trust (IPT) Performance

IPT Performance of Wholly Owned Assets

The midpoint investor for Class A and Class T shares experienced an annualized return of 11.08% and 11.58%, respectively, net of sales charges.1,2 Return figures below reflect the first and last investor who purchased at each published offering price. The returns reflect an ending value as of 9/30/19 and are comprised of (i) distributions accrued through 9/30/19 and (ii) $12.54 per share, which reflects the estimated per share special distribution expected to be paid to stockholders following the closing of IPT’s sale of substantially all of its assets to affiliates of Prologis L.P., assuming a closing date of January 8, 2020 (the Asset Sale). The estimated per share special distribution for Class T shares has been reduced by the estimated remaining distribution fee payment to broker dealers that is expected to be paid following the closing of the Asset Sale (the remaining distribution fee). This is a preliminary estimate and the actual per share amount of the special distribution may materially differ from this estimate based on, among other things, the timing of the Asset Sale closing, additional distributions and the remaining distribution fees actually paid.  Distributions paid to stockholders are subject to any withholding required under applicable tax law.

Industrial Property Trust Investment Performance with Distribution Reinvestment, Excluding the BTC Portfolio
($12.54 per share for Class A.  Class T performance reflects the estimated Remaining Distribution Fee payment.)

Total Return With Sales Charges(1)				Total Return Without Sales Charges(3)
Offering Price (First and Last Investor)	Investment Date	Cumulative Return	Annualized Return	Cumulative Return	Annualized Return
Class A
$10.0000	10/15/2013	70.25%	9.34%	88.12%	11.18%
$10.0000	Midpoint Investor(2)	56.35%	11.08%	72.76%	13.71%
$10.0000	8/21/2015	55.27%	11.29%	71.57%	14.03%
$10.4407	8/24/2015	48.66%	10.14%	67.98%	13.47%
$10.4407	12/23/2016	38.38%	12.44%	56.36%	17.51%
$11.0056	1/5/2017	31.01%	10.38%	48.04%	15.43%
$11.0056	7/6/2017	27.25%	11.38%	43.78%	17.64%
Class T
$9.8298	9/4/2015	50.93%	10.63%	60.57%	12.33%
$9.8298	Midpoint Investor(2)	46.74%	11.58%	56.11%	13.57%
$9.8298	12/23/2016	41.65%	13.39%	50.69%	15.96%
$10.3617	1/3/2017	34.06%	11.29%	42.62%	13.84%
$10.3617	7/6/2017	30.67%	12.71%	39.01%	15.88%

(1)         Sales Charges include front-end selling commissions, dealer manager fees and issuer offering and organizational expenses in conformity with the definition of Net Investment set forth in NASD Rule 2340.

(2)         “Midpoint Investor” is based on the closest quarter end date when half the primary capital in each share class was raised. Class A midpoint was 6/30/15 and Class T midpoint was 3/31/16.

(3)         Class T shares include the distribution fee.

518 17th Street, 17th Floor, Denver, Colorado  80202

IPT Performance including Build-to-Core Portfolio

The midpoint investor for Class A and Class T shares has an estimated annualized return of 12.53% and 13.37%, respectively, net of sales charges.1,2 Return figures below reflect the first and last investor at each of the published offering price. The returns reflect an ending value as of 9/30/19 of $13.26 per share, which includes (i) an estimated $12.54 per share special distribution to be paid to the stockholders (less the applicable Remaining Distribution Fee payment for Class T shares), (ii) distributions paid through 9/30/19 and (iii) $0.72 per share, which is based on the most recent estimated net asset value of the BTC Portfolio of $1.08 per share as of November 30, 2018, after taking into account the increase in the special distribution resulting from certain restructuring transactions between IPT, its sponsor and its external advisor (the Sponsor Restructuring Transactions). Such expected net asset value of the BTC Portfolio is expected to be updated on or before the closing of the Asset Sale and the amount stockholders actually receive may be less than expected as there can be no assurance as to the value that IPT may ultimately realize from its interests in the BTC Portfolio, the timing of when such interests might be liquidated or the resulting impact of the Sponsor Restructuring Transactions.

Industrial Property Trust Investment Performance with Distribution Reinvestment, Including the BTC Portfolio
($13.26 per share for Class A.  Class T performance reflects the estimated Remaining Distribution Fee payment.)

Total Return With Sales Charges(1)				Total Return Without Sales Charges(3)
Offering Price (First and Last Investor)	Investment Date	Cumulative Return	Annualized Return	Cumulative Return	Annualized Return
Class A
$10.0000	10/15/2013	79.91%	10.35%	98.80%	12.22%
$10.0000	Midpoint Investor(2)	65.23%	12.53%	82.57%	15.20%
$10.0000	8/21/2015	64.09%	12.80%	81.31%	15.57%
$10.4407	8/24/2015	57.10%	11.63%	77.51%	15.01%
$10.4407	12/23/2016	46.23%	14.71%	65.24%	19.88%
$11.0056	1/5/2017	38.45%	12.64%	56.44%	17.78%
$11.0056	7/6/2017	34.47%	14.17%	51.94%	20.58%
Class T
$9.8298	9/4/2015	59.56%	12.15%	69.75%	13.87%
$9.8298	Midpoint Investor(2)	55.16%	13.37%	65.06%	15.39%
$9.8298	12/23/2016	49.79%	15.71%	59.36%	18.32%
$10.3617	1/3/2017	41.78%	13.59%	50.83%	16.18%
$10.3617	7/6/2017	38.20%	15.57%	47.03%	18.82%

(1)         Sales charges include front-end selling commissions, dealer manager fees and issuer offering and organizational expenses in conformity with the definition of Net Investment set forth in NASD Rule 2340.

(2)         “Midpoint Investor” is based on the closest quarter end date when half the primary capital in each share class was raised. Class A midpoint was 6/30/15 and class T midpoint was 3/31/16.

(3)         Class T shares include the distribution fee.

*The BTC Portfolio represents IPT’s minority ownership interests in two joint venture partnerships, a real estate portfolio that consists of 52 buildings totaling approximately 12.5 million square feet (the BTC Portfolio).

Annualized return of 9.3% when rolling over from Industrial Income Trust to Industrial Property Trust

The chart below showcases a hypothetical investment in the first Industrial Income Trust offering on March 31, 2010 and then upon the merger of Industrial Income Trust on 11/4/15, reinvestment of the proceeds into Industrial Property Trust. The chart reflects the return of such investment using the $13.26 ending value including the BTC Portfolio and distributions paid through 9/30/19.

Combined Return from Industrial Property Trust Assets Rolled Over from Industrial Income Trust

Source: Bloomberg and internal calculation for IIT to IPT.

Performance is measured by total return, which includes income and appreciation. Total return represents the compound annual rate of return assuming reinvestment of all distributions. Past performance is not a guarantee of future results. Performance data quoted above includes historical results. Current performance may be higher or lower than the performance data quoted. “IIT to IPT” is calculated based on the first investor in Industrial Income Trust (IIT) on 3/31/10. The calculation assumes only the proceeds from the IIT merger with Western Logistics II LLC, an affiliate of Global Logistic Properties Limited (GLP), were invested into Industrial Property Trust (IPT) Class A on 11/4/15 and does not account for the proceeds of $0.5509 per share from the Liquidating Trust on 12/20/17. The ending value for IPT is based on the estimated special distribution of $12.54 per share that is expected to be paid following the sale of IPT’s wholly owned portfolio to Prologis plus distributions paid through 9/30/19 and $0.72 per share, which is based on the most recent estimated net asset value of the BTC Portfolio of $1.08 per share as of November 30, 2018, after taking into account the increase in the Special Distribution resulting from the Sponsor Restructuring Transactions. The “IIT to IPT” calculation assumes maximum sales charges both in Industrial Income Trust and Industrial Property Trust Class A. Investor returns will vary based on their investment date, upfront sales charges, and the date on which the net proceeds received by IPT from Prologis in the transaction are distributed.

Volatility of Industrial Real Estate Has been Lower Relative to Stocks and Bonds

Consider the annualized standard deviation of U.S. bonds and S&P 500 over the time period below versus commercial real estate. The volatility as measured by standard deviation commercial real estate as measured by NPI-Industrial was 1.01%, nearly half of the volatility of commercial real estate and 1/3 of the volatility of U.S. Bonds. Reflects most recent data available.

Source: Bloomberg

Standard deviation for IIT and IPT could not be calculated because the funds did not have regular valuations (NAV) over the time period.

Additional Information about the Proposed Transaction and Where to Find It

In connection with the proposed Asset Sale, on October 21, 2019, IPT filed with the SEC, and promptly thereafter commence mailing of a proxy statement and other relevant materials, and IPT intends hold a meeting of its stockholders on December 11, 2019 to obtain the requisite stockholder approval. BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, STOCKHOLDERS OF IPT ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY AND ANY OTHER DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ASSET SALE. The proxy statement and other relevant materials containing information about the proposed transactions, and any other documents filed by IPT with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov and IPT’s website at www.industrialpropertytrust.com. In addition, stockholders may obtain free copies of the proxy statement and other documents filed by IPT with the SEC by directing a written request to the following address: Industrial Property Trust Inc., Attention: Investor Relations, 518 Seventeenth Street, 17th Floor, Denver, CO 80202.

IPT, Industrial Property Advisors LLC, IPT’s external advisor, and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of IPT in connection with the Asset Sale. Information about these persons and their ownership of IPT’s common stock is set forth in IPT’s proxy statement, which was filed with the SEC on October 21, 2019.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform of 1995. These forward-looking statements generally can be identified by use of statements that include words such as “intend,” “plan,” “may,” “should,” “could,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity” and similar expressions. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of IPT to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors may include, but are not limited to, the following: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ii) the failure of IPT to obtain the requisite vote of stockholders required to consummate the proposed Asset Sale or the failure to satisfy the other closing conditions to the Asset Sale or any of the other transactions contemplated by the merger agreement; (iii) risks related to disruption of management’s attention from IPT’s ongoing business operations due to the transaction; (iv) the effect of the announcement of the transaction on the ability of IPT to retain key personnel, maintain relationships with its customers and suppliers, and maintain its operating results and business generally; (v) the ability of third parties to fulfill their obligations relating to the proposed transaction, including providing financing under current financial market conditions; (vi) the outcome of any legal proceedings that may be instituted against IPT and others related to the merger agreement; (vii) the risk that the Asset Sale, or the other transactions contemplated by the merger agreement may not be completed in the time frame expected by the parties or at all; (viii) the ability of IPT to implement its operating strategy; (ix) IPT’s ability to manage planned growth; (x) changes in economic cycles; and (xi) competition within the real estate industry.

In addition, these forward-looking statements reflect IPT’s views as of the date on which such statements were made. IPT anticipates that subsequent events and developments may cause its views to change. These forward-looking statements should not be relied upon as representing IPT’s views as of any date subsequent to the date hereof. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by IPT or any other person that the results or conditions described in such statements or the objectives and plans of IPT will be achieved. Additional factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in IPT’s SEC reports, including, but not limited to, the “Risk Factors” section of IPT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on March 6, 2019 as amended by IPT’s Form 10-K/A filed with the SEC on April 10, 2019, the “Risk Factors” section of subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference. IPT expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrence.